Exhibit 99.1

RELEASE DATE: April 12, 2006

FASTENAL COMPANY REPORTS FIRST QUARTER EARNINGS

The Fastenal Company of Winona, MN (NASDAQ Symbol FAST) reported the results of the quarter ended March 31, 2006. Dollar amounts are in thousands.

Net sales for the three-month period ended March 31, 2006 totaled $431,703, an increase of 22.0% over net sales of $353,809 in the first quarter of 2005. First quarter operating income increased from $59,428 in 2005 to $76,940 in 2006, an increase of 29.5%. Net earnings increased in the first quarter from $37,031 in 2005 to $47,854 in 2006, an increase of 29.2%. Basic and diluted earnings per share increased from $.24 to $.32 for the comparable periods, an increase of 33.3%.

During the first three months of 2006, Fastenal opened 73 new store sites (Fastenal opened 74 news sites in the first quarter of 2005). These 73 new sites represent 4.2% additional stores since December 31, 2005. There were 6,783 sales employees as of March 31, 2006, an increase of 6.1% from December 31, 2005.

SALES GROWTH:

Note – Daily sales are defined as the sales for the month divided by the number of business days in the month.

Stores more than five years old – The strength of the economy, over time, is best reflected in our subset of stores more than five years old (Store sites opened as follows: 2006 group – opened 2001 and earlier, 2005 group – opened 2000 and earlier, and 2004 group – opened 1999 and earlier). These stores are more cyclical due to the increased market share they enjoy in their local markets. During the twelve months of 2004 and 2005 and the first three months of 2006, the stores more than five years old had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2004	8.4%	13.4%	11.6%	15.0%	18.2%	19.3%	18.4%	15.6%	16.4%	16.5%	13.8%	16.1%
2005	15.8%	13.7%	12.1%	15.7%	12.3%	9.5%	11.7%	11.9%	14.7%	12.0%	11.1%	7.7%
2006	13.9%	11.9%	10.8%

Stores more than two years old – Our stores more than five years old above, when combined with stores two to five years of age, represent a consistent same-store view of our business (Store sites opened as follows: 2006 group – opened 2003 and earlier, 2005 group – opened 2002 and earlier, and 2004 group – opened 2001 and earlier). During the twelve months of 2004 and 2005 and the first three months of 2006, the stores more than two years old had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2004	11.5%	15.2%	13.9%	16.4%	20.1%	19.8%	19.8%	17.5%	17.8%	18.5%	16.0%	18.0%
2005	19.2%	17.1%	14.1%	18.0%	14.0%	12.1%	13.3%	13.3%	16.7%	13.3%	13.0%	9.0%
2006	17.8%	15.0%	14.6%

All company sales – During the twelve months of 2004 and 2005 and the first three months of 2006, all the selling locations combined had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2004	16.1%	20.1%	19.1%	22.1%	25.6%	25.7%	27.0%	24.9%	26.2%	27.6%	25.0%	27.4%
2005	26.2%	25.1%	22.5%	26.6%	22.9%	21.2%	21.8%	21.7%	26.8%	22.7%	21.7%	17.0%
2006	23.9%	21.3%	21.1%

The January 2004 to November 2005 time frame generally represents improvement followed by stabilization in our daily sales trends. The January 2004 to November 2005 general improvement and stabilization reflects continued strengthening in the economy as it relates to the customers we sell to in North America and the impact of the Fastenal standard inventory stocking model (see reference below regarding the Customer Service Project, or CSP). The 2004 period was positively impacted by inflation in the steel based products we sell. The December 2005 daily sales growth rate was weaker than we expected; however, we believe this was an abnormality due to the following reasons (1) historically we have seen fluctuations in December’s daily sales growth rates due to the presence of the various holidays and their impact on our customers’ buying patterns and (2) December 2004 experienced strong growth, which creates a more difficult comparison in the next year. In 2005, item (2) is also noticeable in months such as May, June, July, and, to a lesser degree, October. The noticeable exception to item (2) is the month of September, which experienced stronger growth due to the demand generated by Hurricane Katrina. The continued strong growth in the January 2006 to March 2006 time frame generally represents a continuation of the strong environments experienced in 2004 and 2005. The March 2006 growth was impacted by the correction of an error during the quarter. This correction, which is immaterial to our financial statements, was recorded as a reduction in the March 2006 sales of $1,623. This error accumulated over the last five years. We disclosed it in the interest of transparency to our sales amounts; we apologize for the previous error.

IMPACT OF CURRENT INITIATIVES:

During 2005 and the first three months of 2006, Fastenal has been actively pursuing several initiatives to improve its operational performance. These include: (1) a new freight model, (2) tactical changes to our working capital model, and (3) an expanded store model called CSP2.

The freight model represents a focused effort to haul a higher percentage of our products utilizing the Fastenal trucking network (which operates at a substantial savings to external service providers because of our ability to leverage our existing routes) and to charge freight more consistently in our various operating units. This initiative positively impacted the latter two-thirds of 2005 and the first quarter of 2006 despite the fact we experienced year-over-year increases of approximately 31.7% and 30.7%, respectively, in per gallon diesel fuel costs.

The tactical changes to our working capital model include the establishment of a central call center for accounts receivable collection and the establishment of financial business rules for the purchasing of products outside the standard stocking model (formerly referred to as CSP) at the store. The balance sheet impacts of these changes are described below in the working capital discussion.

The CSP2 store model represents an expansion of the core stocking items and sales personnel in an existing store with the goal of driving additional product sales to existing customers, target customers, and specific geographic areas within established markets. During the first quarter of 2006, 44 stores were converted to the CSP2 format. This resulted in 74 stores converted to the CSP2 format since the third quarter of 2005. The balance sheet impacts of these conversions are described below in the working capital discussion.

IMPACT OF FUEL PRICES DURING THE QUARTER:

Rising fuel prices continue to take a toll on the quarter ended March 31, 2006. Our vehicle fuel costs averaged approximately $1,248 per month in the first quarter of 2005. Our fleet consists of a variety of distribution vehicles as well as store delivery vehicles. During the first quarter of 2006, vehicle fuel costs have averaged approximately $1,864 per month. These increases relate to the rising fuel costs, the freight initiative discussed earlier, and to the increase in sales and store locations.

STATEMENT OF EARNINGS INFORMATION (percentage of net sales):

	Three Months Ended March 31,
	2006	2005
Net sales	100.0%	100.0%
Gross profit margin	50.4%	49.4%

Operating and administrative expenses	32.6%	32.5%
Loss on sale of property and equipment	0.0%	(0.1)%

Operating income	17.8%	16.8%

Interest income	0.1%	0.1%

Earnings before income taxes	17.9%	16.9%

Note – Amounts may not foot due to rounding difference.

Reclassification note: Historically, we have included certain of our internal trucking costs in operating and administrative expenses. These costs include items such as driver pay, truck depreciation, and the cost of our transfer stations and transfer trucks. Historically, we felt this classification was appropriate for a distribution business; however, we now believe our distribution operation has many characteristics of an outside trucking firm. Our costs associated with outside trucking, such as small parcel and less-than-truckload (or LTL) shipping have historically been included in cost of goods sold. We have reclassified the distribution expenses discussed above from operating and administrative expenses to costs of goods sold as we believe it provides a more accurate presentation for the readers of our financial statements; and have also reclassified the 2005 presentation to consistently reflect the new classification. This reclassification lowered the gross profit margin and the operating and administrative expense percentages above by 0.7% points in first three months of 2005. (Note – this reclassification was first discussed in our 2005 annual report.)

Gross profit margins for the first three months of 2006 increased over the same period in 2005. The improvement was driven by our freight initiative (discussed earlier) and by improvements in our direct sourcing operations.

Operating and administrative expenses grew approximately the same as the net sales growth rate during the first three months of 2006. This was primarily due to the tight management of employee numbers throughout the organization in all of 2005 and the first three months of 2006. As discussed in our 2005 annual report, payroll and related expenses have historically represented approximately 70% of operating and administrative expenses. Effective management of this expense allows us to leverage the sales growth more effectively. This tight management was significant, given the store expansion (discussed earlier and later). We will continue to manage headcount in a similar fashion and expect to maintain most of the labor efficiency. The 2006 operating and administrative expenses include $168 of expenses related to the adoption of new stock option accounting rules. This expense will also occur in the second quarter of 2006, but will then cease as all outstanding options will be vested.

Income taxes, as a percentage of earnings before income taxes, were approximately 38.1% and 38.0% in 2006 and 2005, respectively. This rate fluctuates over time based on the income tax rates in the various jurisdictions in which we operate, and based on the level of profits in those jurisdictions.

WORKING CAPITAL:

Two components of working capital, accounts receivable and inventories, improved as compared with sales growth in the first quarter of 2006. The March 2005 to March 2006 percentage growth (i.e. year over year) and the year-to-date dollar increase was as follows:

	March 31,
Annual rate of growth	2006	2005
Accounts receivable (gross)	14.2%	21.5%
Inventories	19.6%	28.8%

	Three Months Ended March 31,
Dollar growth for the period	2006	2005
Accounts receivable (gross)	$28,250	21,236
Inventories	$9,534	3,071

These two assets were impacted by our initiatives to improve working capital. These initiatives include (1) the establishment of a centralized call center to facilitate accounts receivable management (this facility became operational early in 2005) and (2) the tight management of all inventory amounts not identified as either expected store inventory (see reference below regarding CSP), new expanded inventory, or inventory necessary for upcoming store openings.

The accounts receivable increase of 14.2% represents a meaningful lag behind the 21.1% and 22.0% sales increase in March 2006 and in the first quarter of 2006, respectively. We continue to be pleased with the improvements in accounts receivable during 2005 and the first three months of 2006, and with the related reduction in bad debt expense when compared to historical amounts.

The inventory increase of 19.6% represents a lag behind the 22.0% sales increase in the first quarter of 2006. The increase of $9,532 since December 31, 2006 primarily relates to approximately $4,400 for new stores and $2,600 for CSP2 conversions.

Overall, our initiatives are having a positive impact on accounts receivable and inventory. As we indicated in earlier communications, our 2006 goals center on our ability to move the ratio of annual sales to accounts receivable and inventory (Annual Sales: AR&I) back to better than a 3.0:1 ratio (on December 31, 2005, we had a ratio of 2.8:1). Historically, we have been able to achieve a 20% after tax return on total assets (our internal goal) when our Annual Sales: AR&I ratio is at or above 3.0:1.

STORE OPENINGS:

As discussed in previous public statements, the Company’s goal is to continue opening approximately 13% to 18% new stores each year (calculated on the ending number of stores in the previous year). On December 31, 2005, the Company operated 1,755 stores; therefore, we expect to open approximately 228 to 316 new stores in 2006. The Company opened 222 new stores in 2005 and 219 new stores in 2004, or an increase over the previous December of 14.5% and 16.7%, respectively. While the new stores continue to build the infrastructure for future growth, the first year sales are low, and the added expenses related to payroll, occupancy, and transportation costs do impact the Company’s ability to leverage earnings. As disclosed previously, it has been the Company’s experience that new stores take approximately ten to twelve months to achieve profitability. The planned openings can be altered in a short time span, usually less than 60 to 90 days.

In June 2002, we began our ‘customer service project’ (or CSP). This project centered on stocking all of our stores with a consistent base of product and with a consistent merchandising scheme. This project was 97% complete on December 31, 2005 and will be completed during 2006 as the last 55 stores are converted. Since the CSP format represents the stocking model in substantially all of our locations, during the first quarter of 2005 we began to refer to these converted locations simply as stores with our expected inventory stocking model, versus the CSP designation. Consistent with our operating philosophy, we intend to continue identifying products and store display themes to position our stores to the Fastenal goal of being ‘the best industrial and construction supplier in each local market in which we operate’. In June 2005 we disclosed our intention to convert locations to the CSP2 format. The CSP2 format represents a further expansion of the Fastenal standard inventory stocking model at the store level. As of March 31, 2006, 74 stores had been converted to the CSP2 format. Of these stores, 30 were converted in the latter half of 2005 and 44 were converted in the first quarter of 2006. We expect to convert additional stores to the CSP2 format throughout the remainder of 2006.

Additional information regarding certain Fastenal Company statistics for the current quarter is available on the Fastenal Company World Wide Web site at www.fastenal.com. The Company discloses sales and store information on a monthly basis. This information is posted at www.fastenal.com on the third business day following the end of the first two months of a quarter and simultaneous with the earnings release following the third month of a quarter. This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding management of headcount and labor efficiency, working capital goals, rates of return on assets when working capital is appropriately managed, increases in selling locations, the time it typically takes a new store to achieve profitability, the timeline for altering planned store openings, the completion of the CSP initiative, and the conversion of stores to the CSP2 format. A change in the economy, from that currently being experienced, could cause the store openings to change from that expected and could impact the CSP1 and CSP2 rollout. A change in the economy from that currently being experienced, a change in customer buying patterns, a change in forecasts, or a change in vendor production lead times could cause working capital (including inventory) and rates of return on assets to change from expected amounts. A change in the number of markets able to support future store sites could change the management of headcount, which in turn, together with changes in sales growth and store openings, could impact labor efficiency. A discussion of other risks and uncertainties is included in the Company’s 2005 annual report under the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands except share information)

	(Unaudited) March 31, 2006	December 31, 2005
Assets

Current assets:
Cash and cash equivalents	$69,118	56,204
Marketable securities	781	669
Trade accounts receivable, net of allowance for doubtful accounts of $3,164 and $3,875, respectively	212,517	183,556
Inventories	371,095	361,561
Deferred income tax asset	9,925	9,925
Other current assets	36,734	37,093

Total current assets	700,170	649,008

Marketable securities	13,163	13,228
Property and equipment, less accumulated depreciation	236,655	224,448
Other assets, less accumulated amortization	3,384	3,351

Total assets	$953,372	890,035

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$54,845	38,572
Accrued expenses	51,088	50,258
Income taxes payable	29,986	2,708

Total current liabilities	135,919	91,538

Deferred income tax liability	16,085	14,948

Stockholders’ equity:
Common stock, 200,000,000 shares authorized 151,054,752, and 151,754,752 shares issued and outstanding, respectively	1,511	1,511
Additional paid-in capital	168	—
Retained earnings	794,241	776,598
Accumulated other comprehensive income	5,448	5,440

Total stockholders’ equity	801,368	783,549

Total liabilities and stockholders’ equity	$953,372	890,035

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Earnings

(Amounts in thousands except earnings per share)

	(Unaudited) Three months ended March 31,
	2006	2005
Net sales	$431,703	353,809

Cost of sales	214,216	179,047

Gross profit	217,487	174,762

Operating and administrative expenses	140,512	115,086
Loss on sale of property and equipment	35	248

Operating income	76,940	59,428

Interest income	388	299

Earnings before income taxes	77,328	59,727

Income tax expense	29,474	22,696

Net earnings	$47,854	37,031

Basic and diluted net earnings per share	$0.32	0.24

Basic weighted average shares outstanding	151,055	151,754

Diluted weighted average shares outstanding	151,390	151,988

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Amounts in thousands)

	(Unaudited) Three months ended March 31,
	2006	2005
Cash flows from operating activities:
Net earnings	$47,854	37,031
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	7,592	6,646
Loss on sale of property and equipment	35	248
Bad debt expense	837	1,687
Deferred income taxes	1,137	—
Tax benefits from exercise of stock options	168	—
Amortization of non-compete agreement	17	17
Changes in operating assets and liabilities:
Trade accounts receivable	(29,798)	(22,618)
Inventories	(9,534)	(3,071)
Other current assets	359	2,454
Accounts payable	16,273	3,835
Accrued expenses	830	3,349
Income taxes, net	27,278	18,927
Other	(30)	(1,410)

Net cash provided by operating activities	63,018	47,095

Cash flows from investing activities:
Purchase of property and equipment	(20,986)	(12,266)
Proceeds from sale of property and equipment	1,152	1,489
Net (increase)/decrease in marketable securities	(47)	19,747
Increase in other assets	(50)	(23)

Net cash (used in) provided by investing activities	(19,931)	8,947

Cash flows from financing activities:
Payment of dividends	(30,211)	(23,522)

Net cash used in financing activities	(30,211)	(23,522)

Effect of exchange rate changes on cash	38	(28)

Net increase in cash and cash equivalents	12,914	32,492

Cash and cash equivalents at beginning of period	56,204	33,503

Cash and cash equivalents at end of period	$69,118	65,995

Supplemental disclosure of cash flow information:
Cash paid during each period for:
Income taxes	$2,196	3,769